June 2007	Amendment No. 1 to
Pricing Supplement No. 306
Registration Statement No. 333-131266
Dated June 15, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
Opportunities in Equities
RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due June 22, 2008
Reverse Convertible Securities
The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement for each RevCons as set forth below.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock equal to the exchange ratio worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  This pricing supplement describes two separate RevCons, each relating to the common stock of a different underlying company.
FINAL TERMS FOR ALL REVCONS – JUNE 15, 2007
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	June 22, 2008
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Determination date:	June 18, 2008 (three trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:	Payable monthly at the specified interest rate beginning July 22, 2007.
Pricing date:	June 15, 2007
Original issue date:	June 22, 2007
Listing:	The RevCons will not be listed on any securities exchange.
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock	Initial share price	Interest rate	Trigger price	Trigger level	Exchange ratio	CUSIP	Aggregate principal amount
Amazon.com, Inc. (“AMZN”)	$72.40	11.35%	$54.30	75%	13.8122	61747YBZ7	$340,000
Texas Instruments Incorporated (“TXN”)	$36.86	8.30%	$29.488	80%	27.1297	61747YCB9	$765,000
Agent:	Morgan Stanley & Co. Incorporated
Per AMZN RevCons	Total	Per TXN RevCons	Total
Price to public	$1,000	$340,000	$1,000	$765,000
Agent’s commissions(1)(2)	$20	$6,800	$30	$16,700
Proceeds to company	$980	$333,200	$970	$748,300
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).
(2)
The agent may allow a concession not in excess of $30 per RevCons to certain dealers (or, in the case of AMZN RevCons, $20 per RevCons), who may in turn allow a concession to other brokers or dealers not in excess of $20 per RevCons.

The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

An Offering of Two RevCons Each Due June 22, 2008

Fact Sheet
This pricing supplement offers two separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”).  Each RevCons provides exposure to a single underlying stock. You may choose to invest in only one of the RevCons described below or in more than one.

The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the pricing supplement for each RevCons as set forth below. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

“RevCons” is a service mark of Morgan Stanley.
Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):	Maturity date:
June 15, 2007	June 22, 2007 (five business days after the pricing date)	June 22, 2008
Key Terms Applicable for All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Determination date:	June 18, 2008 (three trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:	Payable monthly at the specified interest rate beginning July 22, 2007.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Specific Terms for Each RevCons
Underlying stock	Initial share price	Interest rate	Trigger price	Trigger level	Exchange ratio	CUSIP	Aggregate principal amount
Amazon.com, Inc. (“AMZN”)	$72.40	11.35%	$54.30	75%	13.8122	61747YBZ7	$340,000
Texas Instruments Incorporated (“TXN	$36.86	8.30%	$29.488	80%	27.1297	61747YCB9	$765,000
Risk factors:	Please see “Risk Factors” on page 6.
General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to

June 2007	Page 2

An Offering of Two RevCons Each Due June 22, 2008

the deposit (as described below) in exchange for shares of the respective underlying company (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such shares of the respective underlying company and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right. We have determined that the yield on each of the deposits is 5.3518% per annum compounded monthly, and that the remainder of the coupons on each of the respective RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term of More Than One Year.”
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.
You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the RevCons, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could have increased the price of the underlying stock, and, accordingly, increased the trigger price relative to the price of the underlying stock absent such hedging activity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering.

June 2007	Page 3

An Offering of Two RevCons Each Due June 22, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:

¡ Stated principal amount (per RevCons):	$1,000
¡ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
¡ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
¡ Trigger price:	$75 (75% of the initial share price)
¡ Coupon per annum:	9%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a one-year term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000	$90	$1,090
$80.00	$1,000	$90	$1,090
$90.00	$1,000	$90	$1,090
$100.00	$1,000	$90	$1,090
$120.00	$1,000	$90	$1,090
$140.00	$1,000	$90	$1,090
$160.00	$1,000	$90	$1,090

June 2007	Page 4

An Offering of Two RevCons Each Due June 22, 2008

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a one-year term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or at our option, the cash value of the hypothetical underlying stock as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$90	$90
$25.00	$250	$90	$340
$50.00	$500	$90	$590
$75.00	$750	$90	$840
$91.00	$910	$90	$1,000
$100.00	$1,000	$90	$1,090
$125.00	$1,000	$90	$1,090
$150.00	$1,000	$90	$1,090

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

June 2007	Page 5

An Offering of Two RevCons Each Due June 22, 2008

Risk Factors

Each of the RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

¡
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

¡
Investors will not participate in any appreciation in the value of the underlying stock.  Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the interest payable on the RevCons.

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

¡
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

¡
Maturity date of the RevCons may be accelerated. The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

¡
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

¡
The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons.  Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock.  The occurrence of such

June 2007	Page 6

An Offering of Two RevCons Each Due June 22, 2008

corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

¡
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

¡
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the RevCons, the timing and character of income on the RevCons might differ from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the prospectus supplement for RevCons.

Other Risk Factors

¡
The RevCons offered by this pricing supplement are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. This pricing supplement offers two separate RevCons.  Each RevCons carries exposure to the underlying stock for that RevCons.  Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by this pricing supplement.

¡	Secondary trading may be limited. The RevCons will not be listed and there may be little or no secondary market for the RevCons. You should be willing to hold your RevCons to maturity.

¡
No affiliation with any issuer of an underlying stock. None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

¡
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying stocks on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stocks on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of a particular RevCons could have potentially affected the price of the underlying stock for that RevCons and, accordingly, potentially increased the relevant initial share price used to calculate the relevant trigger price and, therefore, potentially have raised the relevant trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of a particular RevCons could potentially affect whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the relevant underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of an underlying stock has decreased to or below the relevant trigger price such that you will receive shares of that

June 2007	Page 7

An Offering of Two RevCons Each Due June 22, 2008

underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

¡
Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

June 2007	Page 8

An Offering of Two RevCons Each Due June 22, 2008

Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

This pricing supplement relates only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock.  The issuer has derived all disclosures contained in this pricing supplement regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

Amazon.com, Inc.
Amazon.com, Inc. operates retail websites and offers programs that enable third parties to sell products on its websites. Its SEC file number is 000-22513.
Texas Instruments Incorporated
Texas Instruments Incorporated is primarily engaged in the manufacture, design and sale of semiconductors and education technology. Its SEC file number is 001-3761.

June 2007	Page 9

An Offering of Two RevCons Each Due June 22, 2008

Historical Information

Historical Information.  The following tables set forth the published high and low closing prices for each underlying stock for 2004, 2005, 2006 and 2007 through June 15, 2007.  The associated graphs show the closing price for the underlying stock for each day over the 12 month period from June 15, 2006 to June 15, 2007.  The issuer obtained the closing prices, and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance.

Amazon.com, Inc. (CUSIP 023135106)	High	Low	Dividend
2004
First Quarter	57.18	39.63	-
Second Quarter	54.40	40.98	-
Third Quarter	52.59	35.32	-
Fourth Quarter	44.97	33.83	-
2005
First Quarter	44.58	32.88	-
Second Quarter	36.64	31.72	-
Third Quarter	46.51	32.91	-
Fourth Quarter	49.50	38.95	-
2006
First Quarter	47.87	35.25	-
Second Quarter	38.68	31.61	-
Third Quarter	38.61	26.07	-
Fourth Quarter	42.96	30.87	-
2007
First Quarter	41.51	36.43	-
Second Quarter (through June 15, 2007)	73.65	40.42	-

We make no representation as to the amount of dividends, if any, that Amazon.com, Inc. may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Amazon.com, Inc.

Amazon.com, Inc. Stock Closing Prices June 15, 2006 to June 15, 2007

June 2007	Page 10

An Offering of Two RevCons Each Due June 22, 2008

Texas Instruments Incorporated (CUSIP 882508104)	High	Low	Dividend
2004
First Quarter	33.65	27.15	0.02125
Second Quarter	30.94	23.00	0.02125
Third Quarter	23.54	18.40	0.02125
Fourth Quarter	25.36	21.09	0.025
2005
First Quarter	27.37	20.77	0.025
Second Quarter	28.34	22.76	0.025
Third Quarter	33.96	28.03	0.025
Fourth Quarter	34.11	27.47	0.03
2006
First Quarter	34.45	29.23	0.03
Second Quarter	35.56	28.90	0.03
Third Quarter	33.89	27.00	0.03
Fourth Quarter	33.06	28.55	0.04
2007
First Quarter	32.59	28.32	0.04
Second Quarter (through June 15, 2007)	36.93	29.90	0.08

We make no representation as to the amount of dividends, if any, that Texas Instruments Incorporated may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Texas Instruments Incorporated.

Texas Instruments Incorporated Stock Closing Prices June 15, 2006 to June 15, 2007

June 2007	Page 11

An Offering of Two RevCons Each Due June 22, 2008

Where You Can Find More Information
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus supplement for RevCons dated March 2, 2007: http://www.sec.gov/Archives/edgar/data/895421/000095010307000550/dp04888_424b2.htm

•	Prospectus dated January 25, 2006: http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

June 2007	Page 12